Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of this 5th day of January, 2006, by and among Vistula Communications Services, Inc., a Delaware corporation (the “Employer”), and Ian Cope (the “Employee”).

The parties hereto agree as follows:

§1.           Employment.  Upon the terms and subject to the conditions described in this Agreement, the Employer hereby employs the Employee and the Employee hereby accepts employment by the Employer.

§2.           Term.  Employee’s employment with the Employer pursuant to this Agreement shall be for the period beginning on the date of this Agreement (the “Commencement Date”) and continuing until such employment is terminated as provided for in Section 9 (the “Term”).

§3.           Services.  The Employee shall serve as the Employer’s Chief Operations Officer, reporting to the Employer’s Chief Executive Officer. The Employee shall devote his full business and professional time, attention, energy, loyalty, and skill to the Employer’s business, performing such executive or administrative tasks and having such responsibilities as may be assigned to him from time to time by the Employer’s Chief Executive Officer.

§4.           Compensation.

(a)           As compensation for his services under this Agreement, the Employer shall pay the Employee a base salary at the annual rate of $140,000 (the “Base Salary”), payable in monthly installments, in arrears, and in accordance with the Employer’s general policies and procedures for payment of salaries to its management personnel. The Employee’s performance shall be reviewed not less often than annually for the purpose, among others, of considering potential increases in the Base Salary, but the Employer shall not be obligated to make any such increases.

(b)           In addition to the compensation described in Section 4(a) above, the Employee shall be eligible to participate in any bonus or incentive compensation plans that may be established by the Board from time to time applicable to the Employee’s services; provided, however, that the payment of any additional compensation under this Section 4(b) shall be at the sole discretion of the Board.

§5.           Fringe Benefits and Perquisites; Expense Reimbursement.  During the term of this Agreement, the Employee shall also be entitled to the following fringe benefits and perquisites:

(a)           Group health and welfare benefits comparable to those offered generally to the Employer’s personnel from time to time;

(b)           Fifteen (15) days paid vacation during the first year of this Agreement and twenty (20) days paid vacation during each subsequent year during the Term (prorated for any partial years during the term of this Agreement); and

(c)           Such other benefits and perquisites as may be offered generally to the Employer’s management personnel from time to time pursuant to such terms, conditions, and policies as may be approved by the Board and solely to the extent that the Employee’s position, tenure, salary, age, health and other qualifications make him eligible to participate.

During the term of his employment, the Employer shall reimburse the Employee for all reasonable expenses incurred by him in connection with the performance of his duties hereunder in accordance with the Employer’s regular reimbursement policies as in effect from time to time and upon receipt of itemized vouchers or receipts therefor and such other supporting information as the Employer may reasonably require.

§6.           Option Grant.  Upon execution of this Agreement, the Employer shall grant to the Employee an incentive stock option (the “Option”) to purchase 250,000 shares of the Employer’s common stock, par value $0.001 per share (“Common Stock”). The Option shall vest as follows: (i) 50,000 of the shares subject to such Option shall be immediately vested and purchasable thereunder; and (ii) the remainder of the shares subject to such Option shall vest and become purchasable thereunder in four equal annual installments of 50,000 shares commencing on the first anniversary of the Commencement Date and thereafter on each subsequent anniversary of the Commencement Date until fully vested. The Option will be subject to the terms and conditions of the Employer’s 2004 Amended and Restated Stock Incentive Plan.  The exercise price per share of the Option shall be $1.42.

§7.           Confidentiality; Noncompetition.  The Employee shall not, directly or indirectly, at any time (whether during the term of this Agreement or thereafter), disclose any Confidential Information (defined below) to any person, association, or other entity (other than the Affiliated Companies, as defined below), or use, or permit or assist any person, association, or other entity (other than an Affiliated Company) to use, any Confidential Information, excepting only: (i) Confidential Information which (A) is then generally available to or obtainable by the public and which did not become so available or obtainable through the breach of any provision of this Agreement by the Employee, or (B) is obtained by the Employee on a non-confidential basis from a source other than an Affiliated Company or any agent or other representative of an Affiliated Company and such source had the right to disclose such Confidential Information to the Employee without violating any legal, contractual, fiduciary, or other obligation; and (ii) disclosures required by applicable law.

Upon termination of his employment by the Employer (for any reason), the Employee shall immediately deliver to the Employer all documents and other materials containing any Confidential Information which are in his possession or under his control.

During the Restricted Period (defined below), the Employee shall not, directly or indirectly (whether individually or as a shareholder or other owner, partner, member, director, officer, employee, consultant, creditor or agent of any person, association, or other entity):

(a)           Enter into, engage in, or promote or assist (financially or otherwise), directly or indirectly, any business which competes with the business of any Affiliated Company (the “Business”), provided that the foregoing shall not preclude the Employee from owning less than 1% of the outstanding capital stock of any corporation whose shares are publicly traded on a national securities exchange or system;

(b)           Solicit or attempt to solicit business in competition with the Business from any person or entity (in any such case, a “Restricted Company”), or interfere or attempt to interfere with any relationship of any Affiliated Company with any Restricted Company;

(c)           Induce or encourage any employee, officer, director, agent, supplier, or independent contractor of any Affiliated Company to terminate its relationship with any such Affiliated Company, or otherwise interfere or attempt to interfere in any way with any Affiliated Company’s relationships with its employees, officers, directors, agents, suppliers, independent contractors, or others;

(d)           Employ or engage any person who, at any time within the one-year period immediately preceding such employment or engagement, was an employee, officer, director, or agent of any Affiliated Company; or

(e)           Make any statement (oral or written) or take any other action which would tend to disparage or diminish the reputation of any Affiliated Company.

For purposes of this Agreement:

(i) “Affiliated Company” shall include the Employer and all subsidiaries or affiliates of the Employer;

(ii) “Confidential Information” shall mean all trade secrets, proprietary data, and other confidential information of any Affiliated Company, including without limitation financial information, information relating to business operations, services, promotional practices, suppliers, employees, independent contractors, or other parties, and any information which any Affiliated Company is obligated to treat as confidential pursuant to any course of dealing or any agreement to which it is a party or otherwise bound;

(iii) the “Restricted Period” shall mean the period beginning on the date hereof and ending on the first anniversary of the date (the “Termination Date”) of termination (for any reason) of Employee’s employment with the Employer (whether pursuant to this Agreement or otherwise); and

The Employee acknowledges that (1) the provisions of this section are fundamental and essential for the protection of the Employer’s legitimate business and proprietary interests, (2) such provisions are reasonable and appropriate in all respects, and (3) in the event of any violation by the Employee of any of such provisions, the Employer would suffer irreparable harm and its remedies at law would be inadequate.  In the event of any violation or attempted violation of such provisions by the Employee, the Employer shall be entitled to a temporary restraining order, temporary and permanent injunctions, specific performance, and other equitable relief, without any showing of irreparable harm or damage or the posting of any bond, in addition to any other rights or remedies which may then be available to the Employer.

§8.           Developments.

(a)           The Employee agrees that all originals and all copies of all manuscripts, drawings, prints, manuals, diagrams, letters, notes, notebooks, reports, models, and all other materials containing, representing, evidencing, recording, or constituting any Confidential Information (as defined in Section 7 hereof) however and whenever produced (whether by Employee or others), shall be the sole property of the Employer.

(b)           The Employee agrees that all Confidential Information and all other discoveries, inventions, ideas, concepts, research and other information, processes, products, methods and improvements, or parts thereof conceived, developed, or otherwise made by the Employee alone or jointly with others and in any way relating to any Affiliated Company’s present or proposed products, programs or services or to tasks assigned to the Employee during the course of the Employee’s employment, whether or not patentable or subject to copyright protection and whether or not reduced to tangible form or reduced to practice during the period of the Employee’s employment with the Employer, whether or not made during the Employee’s regular working hours, and whether or not disclosed by the Employee to the Employer (hereinafter referred to as “Developments”), together with all products or services which embody or emulate such Developments, shall be the sole property of the Employer.  The Employee agrees to, and hereby does assign to the Employer, all the Employee’s right, title and interest throughout the world in and to all Developments and to anything tangible which evidences, incorporates, constitutes, represents or records any such Developments.  The Employee agrees that all such Developments shall constitute works made for hire under the copyright laws of the United States and hereby assigns and, to the extent any such assignment cannot be made at present, the Employee hereby agrees to assign to the Employer all copyrights, patents, and other proprietary rights he may have in any such Developments, together with the right to file for and/or own wholly without restriction United States and foreign patents, trademarks, and copyrights.  The Employee agrees to waive, and hereby waives, all moral rights or proprietary rights in or to any

Developments and, to the extent that such rights may not be waived, agrees not to assert such rights against any Affiliated Company or its licensees, successors or assigns.

§9.           Termination.  The Employee’s employment with the Employer shall terminate automatically upon the death of the Employee and may be terminated by the Employer, without any further obligation on the part of the Employer (except as provided in clause (c) below), immediately upon notice to the Employee under any of the following circumstances:

(a)           At any time for Cause (defined below);

(b)           At any time when the Employee is under a Long-Term Disability (defined below); or

(c)           At any time without Cause; provided, however, that if the Employer terminates the Employee’s employment pursuant to this clause (c) and no other basis for termination exists under this Agreement, then the Employee shall be entitled to severance payments in an aggregate amount equal to the pro rata monthly portion of Employee’s Base Salary for a period equal to three (3) months (any such severance payments shall be payable periodically in the same manner as the Base Salary is payable under §4 of this Agreement) and the noncompetition obligations of the Employee under clauses (a) and (b) of the third paragraph of Section 7 shall cease.

For purposes of this Agreement:

(i)            “Cause” shall mean:

(A) any act constituting (1) a felony under the federal laws of the United States, the laws of any state, or any other applicable law, regardless of whether a conviction has been obtained, (2) fraud, embezzlement, misappropriation of assets, willful misfeasance, or dishonesty, or (3) any other criminal conduct which in any way adversely affects the reputation, goodwill, or business position of the Employer or any other Affiliated Company; or

(B) the failure of the Employee: (1) to perform any obligation required to be performed by the Employee under this Agreement, or (2) to perform his duties in accordance with the policies, programs, budgets, procedures, and directions established from time to time by the Employer including, without limitation, the Company’s code of ethics (any such failure, a “Performance Failure”).

(ii)           “Long-Term Disability” shall mean that, because of physical or mental incapacity, it is more likely than not that the Employee will be unable, within 180 days after such incapacity commenced, to perform the essential functions of his position with the Employer, with or without reasonable accommodation.  In the event of any disagreement about whether or when the Employee is under a Long-Term Disability, the question shall be determined:  (A) by a physician selected by agreement between the Employee and the Employer if such a physician is selected within 10 days after either of them requests the other so to agree; or, if not, (B) by two physicians, the first of whom shall be selected by the Employee and the second of whom shall be selected by the Employer or, if the Employee fails to make a selection within 10 days after being requested to do so by the Employer, the second physician shall be selected by the first physician; or, if the two physicians fail to agree, (C) by a third physician selected by the first two physicians.  The Employee shall submit to all reasonable examinations requested by any such physicians.

§10.         No Conflict. The Employee represents and warrants that Employee is not subject to any agreement, order, judgment or decree of any kind which would prevent Employee from entering into this Agreement or performing fully the Employee’s obligations hereunder.  Employee acknowledges being instructed:  (a) that it is the Employer’s policy not to seek access to or make use of trade secrets or confidential business information belonging to other persons or organizations, including but not limited to competitors or former employers; and (b) that the Employee should not, under any circumstances, reveal to the Employer or any Affiliated Company or make use of trade secrets or confidential business information belonging to any other person or organization.  The Employee represents and warrants that the Employee has not violated and shall not violate such instructions.

§11.         Remedies.  All rights and remedies of any party under this Agreement are cumulative and in addition to all other rights and remedies which may be available to that party from time to time, whether under any other agreement, at law, or in equity.

§12.         Survival.  The termination of the Employee’s employment with the Employer (for any reason) shall not relieve any party of any of that party’s obligations under this Agreement existing at, arising as a result of, or relating to acts or omissions occurring prior to, such termination.  Without limiting the generality of the preceding sentence, in no event shall the termination of such employment modify or affect any obligations of the Employee or rights of the Employer under §7 and §8 of this Agreement, all of which shall survive the termination of such employment.

§13.         Notices. All notices and other communications under this Agreement to any party shall be in writing and shall be deemed given when delivered personally, telecopied (which is confirmed) to that party at the telecopy number for that party set forth below, mailed by certified mail (return receipt requested) to that party at the address for that party (or at such other address for such party as such party shall have specified in notice to the other party) or delivered to Federal Express, UPS, or any similar express courier service for delivery to that party at that address:

(a)	If to the Employer:

Vistula Communications Services, Inc.
Suite 801, 405 Park Avenue
New York, NY 10022
Telecopy No.: (212) 832-7563
Attention: Chief Executive Officer

with a copy to:

Foley Hoag LLP
155 Seaport Boulevard
Boston, MA 02210
Attention: Paul Bork, Esq.
Telecopy No.: (617) 832-7000

(b)	If to the Employee:

Ian Cope
1039 Hollywood AV
Bronx, NY 10465
Telecopy No.: (718) 931-7616

§14.         Severability.  The intention of the parties is to comply fully with all rules, laws, and public policies to the extent possible.  If and to the extent that any court of competent jurisdiction is unable so to construe any provision of this Agreement and holds that provision to be invalid, such invalidity shall not affect the remaining provisions of this Agreement, which shall remain in full force and effect.  With respect to any provision in this Agreement finally determined by such a court to be invalid or unenforceable, such court shall have jurisdiction to reform this Agreement to the extent necessary to make such provision valid and enforceable, and, as reformed, such provision shall be binding on the parties.

§15.         Non-Waiver.  No failure by any party to insist upon strict compliance with any term of this Agreement, to exercise any option, to enforce any right, or to seek any remedy upon any default of another party shall affect, or constitute a waiver of, the other party’s right to insist upon such strict compliance, exercise that option, enforce that right, or seek that remedy with respect to that default or any prior, contemporaneous, or subsequent default.  No custom or practice of the parties at variance with any provision of this Agreement shall affect, or constitute a waiver of, any party’s right to demand strict compliance with all provisions of this Agreement.

§16.         Complete Agreement.  This Agreement and all documents referred to in this Agreement, all of which are hereby incorporated herein by reference, contain the entire Agreement between the parties and supersede all other agreements and understandings between the parties with respect to the subject matter of this Agreement.  No alterations, additions, or other changes to this Agreement shall be made or be binding unless made in writing and signed by both parties.

§17.         Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law.  The Employee hereby consents to the exclusive jurisdiction of the courts of the State of New York in the event of any dispute arising hereunder.

§18.         Captions.  The captions of the various sections of this Agreement are not part of the context of this Agreement, are only guides to assist in locating those sections, and shall be ignored in construing this Agreement.

§19.         Genders and Numbers.  Where permitted by the context, each pronoun used in this Agreement includes the same pronoun in other genders and numbers, and each noun used in this Agreement includes the same noun in other numbers.

§20.         Successors.  This Agreement shall be personal to the Employee and no rights or obligations of the Employee under this Agreement may be assigned by the Employee to any third party.  Any assignment or attempted assignment by the Employee in violation of the preceding sentence shall be null and void.  Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the successors and assigns of each party.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Vistula Communications Services, Inc.		Employee

By	/s/ George R. Vaughn	/s/ Ian Cope
Name:	George R. Vaughn	Ian Cope
Title:	Chief Financial Officer